Exhibit 11.1

ENGLISH VERSION FOR CONVENIENCE ONLY. SPANISH VERSION PREVAILS

CODE OF ETHICS AND BUSINESS CONDUCT

Introduction

This Code of Ethics and Business Conduct (hereinafter, the “Code”) is a guide that promotes the honesty and ethical commitment of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (hereinafter, “OMA”) and its affiliated companies, and applies to all its personnel, officers, and employees (hereinafter, the “Officers”).

OMA's Officers are committed to their work and to how they relate to one another and to those outside OMA. While the standards of the Code cover provisions stemming from the Securities Market Law, the bylaws of the Organization for Economic Co-operation and Development (OECD) Convention, the Sarbanes-Oxley Act, the Foreign Corrupt Practices Act (FCPA), and the Law on Transparency, Fight Against Corruption and Modernization of Economic Life (Law No. 2016-1691) of France, in some cases they go beyond legal obligations. In this respect, the Code reflects the values that define OMA and its interest in avoiding any circumstances that could give rise to conduct that is or appears to be inappropriate. The standards in this Code can be explained in more detail or implemented through manuals, policies, or mandatory observance codes, including those related to specific areas of OMA's operations. This Code is available on our internal network (intranet), on OMA's public internet page (https://ir.oma.aero/es/gobierno-corporativo/), and in the offices of the Legal Affairs Department and the Human Capital Department.

Each Officer is personally responsible for ensuring that OMA's operations comply with the contents of this Code at all times. Given the pace of change in the industry, no set of rules can be considered the final word in all circumstances. When in doubt about the application of a policy, or when there is no precedent for a situation that presents an ethical problem, guidance should be sought from the office of OMA's General Counsel and/or the Human Capital Department. Furthermore, all Officers have a duty to report the behavior of others when it appears they are contravening this Code, any other policy, or any observance procedure of OMA.

All Officers and members of OMA's Board of Directors are responsible for acting in accordance with this Code's standards in all cases, both in word and deed. Supervisory and management personnel are expected to promote and adhere to the “open door” policy. This means being available to any employee or Officer with ethical concerns, questions, or complaints. These may also be brought before any proprietary member of OMA's Board of Directors, whether an Officer of the company or an independent director. All concerns, questions, and complaints will be received and handled promptly, confidentially, and professionally. No retaliation shall be taken against an employee for raising any concern, question, or complaint in good faith.

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ENGLISH VERSION FOR CONVENIENCE ONLY. SPANISH VERSION PREVAILS

STANDARDS OF ETHICS AND BUSINESS CONDUCT

The following standards of conduct apply to the Officers. Anyone who violates them will be subject to immediate disciplinary action, including justified dismissal.

•Compliance with Laws

OMA's policy is to be recognized as an entity that respects legal requirements. Wherever OMA conducts business, its Officers must comply with applicable laws, rules, and regulations. Officers are also responsible for complying with contracts, intellectual property concessions, licenses, patents, non-disclosure agreements, and any other contractual commitments. The provisions of this Code must be interpreted in light of the laws and practices of the countries where OMA operates, as well as common sense. There is no excuse for violating this Code; reasons such as “everyone does it” or “it's not illegal” are unacceptable.

•Conflict of Interest

OMA respects Officers' rights to engage in private activities that do not create conflicts of interest with OMA or discredit it. Officers must avoid any behavior that could constitute illegal or disloyal conduct for themselves or their colleagues.

No Officer should engage in activities or relationships that could be perceived as conflicts of interest or that could reflect negatively on the Officer's loyalty to OMA.

A conflict of interest arises when the Officer's personal interests interfere with any of OMA's interests.

For OMA to carry out its operations effectively, it must be sure of the loyalty of its Officers.

Officers must, therefore, refrain from establishing relationships that could impair their judgment about what is best for OMA. Relationships that appear to create a conflict of interest should be avoided. These rules cannot be evaded, even when acting through a third party unrelated to OMA.

Conflicts of interest can arise in many forms. For example, personal financial interests, obligations to another company or government entity, or the desire to help a third party, including family or friends, can divide an Officer's loyalty. To better understand the most common cases of conflict of interest, some specific standards are presented.

Officers who detect a possible conflict of interest or have doubts about whether a specific situation constitutes one must be transparent with OMA and inform their immediate supervisor of the circumstances. The supervisor, in turn, must inform OMA's General Counsel, and, when deemed necessary, the General Counsel shall present it to the Audit Committee.

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ENGLISH VERSION FOR CONVENIENCE ONLY. SPANISH VERSION PREVAILS

•Conflict of Interest due to Professional Occupation with Third Parties

Officers may not work for or receive compensation for services rendered to any competitor, client, distributor, or supplier of OMA. Furthermore, they may not serve as members of another company's Board of Directors or as Officers of a government agency without OMA's prior approval. Many of these situations can represent a conflict of interest. Even when approval is granted, Officers must be careful to separate OMA's activities from those that are not clear. OMA's Legal Department will assist in determining which actions are appropriate.

•Conflict of Interest due to Investments

Officers may not invest in the companies or operations of any competitor, client, distributor, or supplier of OMA, except for investments in bonds or shares of public companies, and may not speculate or trade in materials, equipment, supplies, goods, or services that OMA purchases. Additionally, Officers may not invest in the shares or securities of any competitor, client, distributor, or supplier if these investments have, or appear to have, any influence on their activities on behalf of OMA. If there is any doubt about how an investment might be perceived, it should be discussed with the office of the General Counsel of OMA in advance.

•Conflict of Interest due to Use of Company Time and Assets for Personal Benefit

Officers are not authorized to perform work for any entity other than OMA, to do so on OMA's premises, or during the hours they are in the service of OMA, including any paid leave. The use of OMA's assets (equipment, materials, resources, or information owned by OMA) for any external work or for personal use is also prohibited.

•Conflict of Interest due to loans to employees

Loans to Officers and OMA's guarantees of Officers' personal obligations can also constitute a conflict of interest. Such loans are legally prohibited for members of the Board of Directors and executive Officers. It is OMA's general policy that such loans and guarantees are not granted to Officers.

•Conflict of Interest due to Gifts and Entertainment from Third Parties

Gifts and entertainment offered or accepted by Officers or their family members on behalf of OMA may constitute a conflict of interest. However, gifts up to the equivalent of 25 Units of Measurement and updates in force in Mexico City are permitted.

It is prohibited to accept anything else that could reasonably be considered to impair one's good judgment or that implies any express or implicit understanding that the recipient is obligated to do something in return.

Similarly, Officers may accept entertainment, but only to the extent reasonable in the business context and only if it does not involve business gifts, gratuities, or courtesies for themselves or for any of their family, friends, or third parties.

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•Conflict of Interest due to Relationships with Family and Friends

OMA's standards of conduct are not intended to intrude into Officers' personal lives; however, situations may arise in which relationships with family and friends create a conflict of interest.

Officers are not permitted to supervise, review, or influence the work evaluation or salary of their close relatives. Officers who have family or friends working for companies that seek to provide, or do provide, goods or services to OMA may not use their personal influence to affect negotiations. Officers who have family or friends working for competitors must refrain from providing OMA information and from receiving or transmitting competitor information within OMA.

•Conflict of Interest due to Public Activities

We encourage Officers to participate in civic activities in their communities, including those related to education and philanthropy. In doing so, and when making any public communication, they must clarify that their views are personal and not those of OMA. Community participation or service can also create situations in which conflicts of interest may arise; for example, this may occur when the community is negotiating goods and services or other matters with OMA.

The law may require you to refrain from making a decision when these circumstances exist, depending on your position within OMA and other factors. Before making such a decision, the Officer must seek the advice of OMA's General Counsel. In any case, you must also cease your action to avoid a possible conflict of interest or the appearance of one. No Officer may undertake any service request unrelated to OMA's activities or its premises without the approval of their immediate supervisor. Political contributions cannot be made on behalf of OMA. Nor may lobbying activities, or those that appear to be lobbying, be carried out for personal gain or for the benefit of third parties before any government agency or with any public official if the name of OMA is used.

•Use of Position and Relationships for Personal Benefit

Officers must not appropriate for themselves or for any other person or organization the benefit of any company with which they maintain relationships, or any real or potential opportunity they become aware of in the performance of their employment that is related to OMA's line of business, without first obtaining the consent of the same. Officers are not permitted to compete directly or indirectly with OMA. Officers have a duty to advance OMA's legitimate interests whenever the opportunity arises.

•Abuse of Privileged Information

In the course of their duties, Officers may have access to information from OMA or other companies that is not available to the general public. The use of non-public or inside information for trading shares or other securities, whether by Officers themselves, any of their family members, or any other person to whom the Officer has provided such information, is strictly prohibited. Such conduct is not only unethical but also illegal and could expose the Officer to civil and criminal penalties.

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Laws prohibit trading in OMA shares or other securities by anyone who has relevant non-public information. Relevant information is typically defined as any information that could influence a good-faith investor to buy, sell, or hold shares or other securities. It may include financial results, financial projections, possible mergers, acquisitions, or divestitures, significant product or service developments, and major changes in OMA's management. The laws also prohibit anyone with relevant non-public information from using it to tip others who might trade on it.

Violations of securities laws are grounds for civil and criminal penalties, including economic sanctions and imprisonment. Officers who are unsure about the legal interpretation governing the purchase and sale of securities must consult OMA's Legal Department before trading shares or other securities. Any Officer who trades on privileged information will be subject to immediate and justified dismissal.

•Conduct to Combat Extortion and Bribery

In the contractual sphere of OMA and its affiliates, the “Anti-Corruption Declaration” and the “Anti-Corruption Clause” must be included, recognizing the rules of conduct that promote the prevention and combat of extortion and bribery to achieve standards of integrity in commercial transactions.

Below is the text of the “Anti-Corruption Declaration” and the “Anti-Corruption Clause,” which must be incorporated into and applied to all of the company's agreements:

Anti-Corruption Declaration:

“During the negotiations for the execution of this Contract and during its performance, each of the Parties has complied with their respective codes, rules, and/or policies on ethics, conduct, and anti-corruption; in addition to the Anti-Corruption Laws and the Anti-Money Laundering Laws (as such terms are defined below) and every law that directly or indirectly governs this Contract, including, without limitation, labor laws regarding social benefits and the protection of health, hygiene, and safety, as well as the rules governing the work of minors and disabled persons. The Parties state that during the negotiations with the client and for the execution of this Contract they have conducted themselves in accordance with (i) the Rules of Conduct to combat extortion and bribery published by the International Chamber of Commerce (the "Rules") and (ii) any law applicable to them, and that they commit to act in accordance with them during the execution of this Contract toward their counterparts and third parties. The Parties expressly accept that the violation of these declarations or the Rules constitutes a substantial breach of this Contract.”

Anti-Corruption Clause:

“Anti-Corruption and Legal Compliance. (a) The Parties agree that, during the execution of this Contract, they will maintain adequate and sufficient conduct and controls to ensure ethical performance in accordance with applicable standards and will at all times respect the Code of Ethics and Rules of Conduct for Suppliers, Subcontractors, and Business Partners of the Concessionaire. They have the explicit obligation to refrain from engaging in illegal activities, acts, or omissions that have as their object or effect (regardless of whether they materialize or are achieved) the obtaining or maintaining of

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ENGLISH VERSION FOR CONVENIENCE ONLY. SPANISH VERSION PREVAILS

any undue benefit or advantage in relation to this Contract, including but not limited to: promises, offers, payments, or authorizations of offers or payments of any amount or thing of value, directly or indirectly, to any public Officer, government employee, political party, political party candidate, member of a political party, independent candidates or independent politicians, or any other entity or person related to the former, as well as to employees or persons related to the private sector; the foregoing, with the intention of obtaining or retaining an unfair competitive advantage, obtaining or retaining a business, illegally or improperly, or with the intention of inducing, improperly, any action or activity on behalf of any of the Parties in relation to this Contract (the “Acts of Corruption”).”

(b)The Parties undertake that all their activities, principal or accessory, in relation to this Contract comply with any national and international laws and regulations, whether implicit or express, applicable to each of the Parties in matters of combating corruption, as they may be modified from time to time, including, without limitation, the General Law of the National Anti-Corruption System of Mexico, the General Law of Administrative Responsibilities of Mexico, and their regulatory provisions; the Foreign Corrupt Practices Act of the United States of America; the UK Bribery Act 2010; the Sapin II Law of France; and those laws and regulations that aim to implement the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “Anti-Corruption Laws”). The Parties must at all times refrain from engaging in Acts of Corruption or equivalents that could compromise or affect their counterpart or any of its related companies, recognizing that breach of this Clause will be cause for rescission of this Contract, without prejudice to any claim for damages that may arise from such breach.

(c)The Parties shall refrain from engaging in Acts of Corruption that could affect or involve any of them, whether directly or indirectly. Furthermore, the Parties guarantee that their internal management, accounting policies, and controls are designed to comply with the Anti-Corruption Laws applicable to them, and no modifications contrary to the standards set forth herein will be made without prior written notice to the other Party.

(d)The Parties also guarantee compliance with applicable antitrust and economic sanctions laws. In accordance with the foregoing, they agree not to take any action that could subject any Party to fines or sanctions under the Applicable Laws.

Additionally, this clause must be included in the manuals that refer to any agreements and in the internal audit review procedure manuals.

•Confidential Information and Patents

Information is an asset of OMA. All Officers are obligated to safeguard OMA's confidential or proprietary information, as well as information entrusted to OMA by clients and suppliers.

In general, confidential and proprietary information includes information that has not been disclosed to the public, that gives OMA a competitive advantage, or that could expose OMA to damages if disclosed prematurely or improperly, such as: formulas, patents, registered trademarks, exclusive technology, any process or construction process, internal calculations, unit prices, internal information about bids, alternative processes to propose to clients, financial information, corporate strategy, and confidential information about relationships with clients and suppliers, among others. Officers who are unsure which information should be treated as confidential or proprietary should ask their immediate supervisor or OMA's General Counsel.

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Officers must always be aware that they are obligated to protect OMA's confidential or proprietary information. Under no circumstances should they discuss this information in public places. Nor should they disclose it to third parties without the express consent of OMA's General Counsel, unless required to do so by a competent authority.

The obligation to preserve OMA's confidential and proprietary information extends beyond the period of employment. This obligation continues even after employment ends.

•Fair Dealing

OMA is committed to dealing fairly and honestly with its clients, suppliers, competitors, and Officers.

•Fair Dealing with Customers

Doing business fairly and honestly with customers means basing our conduct on the quality of our services and our ability to meet commitments. When prices and services must meet customer specifications, Officers are prohibited from using false or manipulated data to make it appear that they comply with those specifications, even if they do not. Additionally, OMA's policy prohibits refusing to deal with customers who are also acquiring services from the competition. Breaching this policy may also constitute a violation of competition or antitrust laws. Officers responsible for billing customers must accurately reflect the cost of services in accordance with the terms agreed upon in each negotiation.

Officers may not offer customers any benefit, reward, or prize that is expressly prohibited by law or by OMA's policies and procedures. When conducting business, officers may engage in common marketing and advertising activities, including traditional promotional events, provided they do not violate the law or expose OMA to risk.

•Fair Dealing with Suppliers

Doing business with suppliers fairly and honestly means that Officers responsible for purchasing or contracting services for OMA must act objectively. Suppliers must be selected based on price, quality, and the characteristics of the goods or services. Officers must not accept or seek any benefit from a real or potential supplier that compromises or appears to compromise their judgment.

It is also contrary to this Code and OMA's Policies to condition suppliers' continued operations with competitors or to condition their contracting for OMA's services on maintaining their relationship with OMA. Failure to comply with this policy may also violate competition or antitrust laws.

•Fair Dealing with Competitors

OMA's policy is to compete solely with the merits of its services. Accordingly, false or misleading statements or insinuations about competitors, their products, or their services

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are unacceptable. Comparisons of OMA's services with competitors' must be accurate and supported by facts.

Officers are prohibited from using any illegal or unethical method to gather information about competitors. This includes appropriating proprietary or confidential business information or attempting to induce employees and former employees of corporations to disclose such information by assuming a false identity or through other means. If any Officer has doubts about the legality of the information they have or the manner in which it was obtained, they should consult OMA's General Counsel. Officers must treat competitor information with sensitivity and discretion. This information should be available only in an appropriate legal and ethical context and accessible only to those Officers with a legitimate need to know.

•Fair Dealing with Employees

OMA accepts that its Officers and employees are its most valuable resource. OMA values each person's contributions and is committed to treating them with respect. This includes preserving the confidentiality of Officers' records, avoiding intrusion into their privacy, and supporting their workplace aspirations as much as possible.

•Antitrust Restrictions

The Federal Economic Competition Law of Mexico is binding on OMA, and one of its objectives is to prevent interference with a free market system. Under this law, OMA cannot enter into formal or informal arrangements with other companies or individuals or engage in activities that restrict free competition. Illegal practices may include, among others, price fixing, customer or territory allocation, and the illegal use of a dominant market position.

Officers are prohibited from discussing sensitive information with competitors, including pricing policies, bidding and contractual terms, alternative processes for proposing to clients, unit prices, inventory costs, product or marketing plans, construction processes, market studies, and other non-public or confidential proprietary information. Such discussions or any collaboration with a competitor on competitively sensitive matters may be illegal. In some circumstances, however, Officers may discuss confidential information with competitors only with the prior approval of OMA's General Counsel. Officers are required to report to OMA's General Counsel as soon as possible any situation in which a competitor has mentioned any of these matters or has suggested collaboration with respect to any of them.

•Austerity

It is OMA's policy to operate in an austere yet decorous manner, using resources efficiently and limiting unnecessary or superfluous spending.

•Protection and Proper Use of OMA's Assets and Other Resources

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OMA's success depends on the commitment of all its Officers to the proper allocation and use of its tangible and intangible assets. For these purposes, OMA's assets include equipment, supplies, real estate, tools, inventories, cash, computer systems, computer software, computer data, vehicles, records or reports, non-public information, intellectual property, other sensitive information or materials, voicemail, electronic or telephonic communications, and OMA funds in any form. Officers are obligated to protect OMA's assets from loss, damage, misuse, theft, or sabotage and to ensure their efficient use. OMA's assets must be used only for business purposes. The Administration must approve any use of OMA's assets or services that is not solely for its benefit.

•Appropriate books and records

The laws require that OMA ensure that its books and records accurately, clearly, and with reasonable detail reflect the recognition of transactions and the composition of assets. It is a violation of OMA's policy and illegal for any Officer to influence or act in a way that makes OMA's books and records inaccurate. Officers must not participate in or facilitate the creation of misleading, artificial, or false records.

Officers are expected to fully cooperate with OMA's internal and external auditors. All Officers and employees must strictly comply with these requirements:

•Access to OMA's Assets, Transactions Under Authorization, and their Accounting

Access to OMA's assets is permitted only with specific or general authorization from the Administration; transactions must be carried out in accordance with that authorization. Transactions carried out by OMA must be accounted for in a manner that permits the preparation of Financial Statements in accordance with generally accepted accounting principles and the applicable provisions, and that reflects the correct presentation of OMA's transactions and assets.

•Adequate Books and Records

OMA's books and records must be accurate and complete. It is strictly prohibited to make false or misleading accounting entries, omit the recording of any liability or undisclosed bank accounts, or recognize non-existent assets for any purpose. OMA will sanction Officers who engage in these practices.

•Source of Payments

No Officer may authorize disbursements from OMA funds if any portion will be used for any purpose other than that described in the documents supporting the payment.

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•Appropriate Internal Control

The necessary administrative and accounting controls must be implemented to provide reasonable assurance that OMA complies with the previously described requirements, that the Financial Statements or other reports are accurate and reliably prepared, and that they disclose required or important information completely, promptly, and truthfully.

•Donations

Donations are contributions in cash or in kind made in favor of civil or non-governmental organizations (NGOs) related to each airport’s operations, without expecting anything in return, and must be approved in advance in accordance with the OMA Good Neighbor Program (the “Program”).

The personnel responsible for making donations will always conduct themselves in accordance with the ethical standards outlined in this Code.

Any person involved in the Program must ensure that donations do not disguise illegal payments to public officials or other legal or natural persons, do not contribute to illegal activities, and do not reflect assumptions that conflict with this Code, the Manual of Policies and Procedures on Money Laundering Prevention, or applicable laws.

•Complete, Accurate, and Timely Disclosure

Because OMA is an issuing company and its shares are registered for trading and exchange among the investing public, OMA is obligated to make disclosures to the investing public and is committed to complying punctually with all applicable requirements for its public disclosures. Therefore, OMA has implemented disclosure controls and procedures to ensure that its public disclosures are timely, complete, truthful, accurate, understandable, and compliant with applicable regulations. All Officers responsible for preparing OMA's public disclosures, or who provide information as part of that process, are obligated to ensure that such disclosures and information are complete and accurate and comply with OMA's established policies, controls, and procedures for disclosure.

•Discrimination and Harassment

OMA is committed to providing a work environment free from any form of discrimination based on race, ethnic group, sex, beliefs, religion, age, disability, or sexual orientation. It is OMA's policy to provide equal opportunities to employees in hiring, salary levels, training and development, promotions, and other terms of employment.

Employment decisions will comply with all applicable labor laws. OMA will not tolerate harassment, including sexual harassment in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an Officer's individual work performance, or otherwise adversely affects an Officer's individual work responsibilities.

•Health and Safety

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ENGLISH VERSION FOR CONVENIENCE ONLY. SPANISH VERSION PREVAILS

OMA strives to provide Officers with a healthy and safe work environment. All Officers are responsible for supporting this goal by following health and safety rules. Officers must be aware of and comply with the safety procedures applicable to their workplace. OMA promotes measures to prevent Officers from using drugs or narcotics and from excessive alcohol consumption.

•Environment

Our commitment to clients, shareholders, authorities, the community, and Officers is to prevent pollution, continuously improve environmental performance, and comply with all current environmental laws and regulations.

•Bribery of Public Officials

In Mexico, certain practices are considered acceptable during negotiations; however, courtesies in restaurants or the provision of travel, attention, or gifts of value may violate local, state, or federal laws, as well as foreign laws and international treaties, when dealing with government Officers or employees.

Mexican and foreign laws consider bribery, including commercial bribery, illegal. These acts constitute breaches of applicable laws, including the provisions of the Federal Criminal Code, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and the Foreign Corrupt Practices Act of 1979.

It is prohibited to make any payment, promise of payment, or give any object of value to national or foreign government officials or Officers. This includes making any payment through intermediaries, such as sales representatives, advisors, or consultants. Violations of applicable anti-corruption laws can result in severe civil and criminal sanctions for both OMA and each Officer involved. Officers are strictly prohibited from offering or giving anything of value, including a bribe, commission, or consideration, to influence or persuade any person or any national or international government official or officer to obtain or maintain an undue commercial benefit or advantage.

Bribery of any kind is a serious breach of this Code and grounds for immediate dismissal, irrespective of any applicable legal consequences.

Any courtesy to government officials on the occasion ofyear-end, in a general manner, must be within the limits set by applicable laws and will be authorized by the CEO of OMA.

•Waivers of the Code of Ethics and Business Conduct

Any request for a waiver or exception to any rule of this Code must be notified in advance by the General Counsel of OMA. Exceptions involving any executive Officer or member of the Board of Directors of OMA may be granted only by the Board of Directors or the Audit Committee. All waivers or exceptions granted to executive Officers and directors will be

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disclosed to OMA's shareholders. All personnel must be aware that, in general, OMA will not grant waivers and will do so only when there is a justified cause.

•Government Investigations

OMA will fully cooperate with any government investigation. Any Officer who reasonably believes that a government investigation or request poses a risk or threat of any consideration related to any of OMA's operations or practices, even if that consideration is beyond their responsibilities, must notify OMA's General Counsel and provide the basis for that belief. Tax audits and environmental inspections will be considered routine dealings with the government and therefore are not included in this form.

OMA will not always be able to protect both its own interests and those of the Officer without creating a conflict of interest. In that case, the Officer may need their own lawyer. Whether OMA pays the Officer’s legal expenses will depend on legal or other restrictions, as well as the facts and circumstances of the matter.

•Audits, Investigations, and Disciplinary Action

OMA will periodically conduct audits to assess compliance with this Code. A report of potential misconduct will be investigated by the appropriate personnel at the corporate or operational unit level, with prior notice to the General Counsel and the Human Capital Department of OMA, and will be reported to the Board of Directors or the Audit Committee and to the corresponding authorities. Any false accusation of misconduct will be subject to disciplinary measures. All Officers are required to cooperate fully with any internal or external investigation. Officers must also maintain the confidentiality of any investigation and related documentation unless specifically authorized by the office of the General Counsel of OMA to disclose that information.

Appropriate disciplinary measures for violating this Code may include a reprimand, payment of damages, or a justified dismissal. Disciplinary action may also extend to the offender's immediate supervisor, to the extent that OMA determines the violation involved the supervisor's participation or reflected the supervisor's negligence.

Any person who takes any retaliatory action against an Officer who, in good faith, raises any doubt or concern about compliance with this Code will be subject to various sanctions, including justified dismissal.

OMA's document retention policies strictly prohibit the destruction or alteration of documents intended to obstruct a pending, foreseeable, or study-based investigation or an investigative proceeding.

•Where to Find Guidance

Officers who have questions about this Code should first consult their immediate supervisor. OMA's “open door” Policy gives Officers the freedom to approach any member of management with ethical questions or concerns without fear of retaliation. All inquiries from

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Officers made in good faith will be addressed as soon as possible, professionally, and without risk of any sanction.

•Whistleblowing System (Direct Line)

Likewise, to receive reports of violations of the Code, OMA provides Officers with a direct line at no cost to the reporter, which can be used anonymously and confidentially, free from fear of retaliation, with confidential and professional treatment guaranteed at all times. The direct line is: +52 55 7100 2193 PIN 2341, available 24 hours a day and 365 days a year, and the website: http://omateescucha.integrityline.com

Validation date by the Audit Committee: 20/October/2025
Approval date by the Board of Directors: 23/October/2025

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